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                                                              December ___, 1998

Paul A. DeJuliis
1110 Daniel Davis Lane
West Chester, PA  19382

         Re:      Stock Option Award
                  ------------------

Dear Mr. DeJuliis:

         Pursuant to your Employment Agreement dated December 8, 1998, your are hereby awarded a Non-Qualified Stock Option (the "Option") to purchase 250,000 shares (the "Option Shares") of Common Stock, par value $0.001 per share (the "Common Stock") of ConMat Technologies, Inc. (the "Corporation") at a purchase price of $3.00 per share (the "Option Price"). The Option is awarded pursuant to this Award Letter Agreement (a copy of which you must countersign where indicated on the last page and return to our attention.)

         TERM: The Option expires ten (10) years from the Grant Date, which is the date of this Award Letter Agreement.

         VESTING: The following vesting schedule shall apply to your Option award:

         (a) The first 50,000 Option Shares can be purchased immediately upon the effectiveness of a registration statement under the Securities Act of 1933 covering shares of the Company's common stock (the "Effective Date");

         (b) An additional 100,000 Option Shares can be purchased following the Effective Date upon a determination by the Corporation that it has realized $750,000 in pre-tax income for a fiscal year.

         (c) The final 100,000 Option Shares can be purchased following the Effective Date upon a determination by the Corporation that it has realized $1,000,000 in pre-tax income for a fiscal year;

         (d) You shall have the right to exercise this Option as to all Option Shares following any transaction, including without limitation a sale of assets or merger, or any transaction resulting in a Change in Control (as defined in your Employment Agreement, dated December 8, 1998), as the result of which the holders of shares of the Company's common stock receive, or upon an immediate liquidation of the Corporation would receive, not less than $5.00 per share. For purposes of the foregoing calculation, all securities convertible into shares of the Company's common stock and all


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Paul A. DeJuliis
December ___, 1998
Page -2-
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options to purchase shares of the Company's common stock (including this Option)
shall be deemed converted or exercised immediately prior to such calculation.

         TERMINATION OF OPTION: If your employment by the Corporation terminates by reason of death, the Option may thereafter be exercised, to the extent then exercisable, for a period of one (1) year from the earlier to occur of the date of such termination or the expiration of the stated term of the Option. If your employment by the Corporation or any Affiliate terminates by reason of Disability (as defined in the Employment Agreement), the Option may thereafter be exercised, to the extent then exercisable, for a period of six (6) months from the earlier to occur of the date of such termination or the expiration of the stated term of the Option. If your employment by the Corporation or any Affiliate terminates by reason of your voluntary resignation, the Option may thereafter be exercised, to the extent then exercisable, for a period of sixty
(60) days from the earlier to occur of the date of such termination or the expiration of the stated term of the Option. If your employment by the Corporation is terminated by the Corporation without "just cause," or is terminated by you for "good reason", as those terms are defined in your Employment Agreement, then the Option shall be deemed fully vested and may be exercised for a period of one (1) year from the earlier to occur of the date of termination or the expiration of the stated term of the Option.

         NATURE OF OPTION: This Stock Option is intended to be Non-Qualified Stock Option and is not intended to be an incentive stock option within the meaning of Section 422 of the Internal Revenue Code, or to otherwise qualify for any special tax benefits to you.

         METHOD OF EXERCISING OPTION: You shall deliver to the Corporation written notice of your election to exercise this Option, which notice shall specify the number of shares in respect of which the Option is to be exercised.

         PAYMENT FOR DELIVERY OF SHARES: If and to the extent accepted by the Corporation at or after the exercise, payment shall be made as you elect as follows:

         (a) in cash, within five (5) days of your giving notice as provided for in the immediately preceding paragraph, by delivering a check in the amount of the Option Price for the shares in respect of which the Option is being exercised. Such delivery shall be made to the Corporation at its principal office, and such check or checks shall be drawn to the order of the Corporation;

         (b) in full or in part in the form of a "cashless exercise," as follows: If so specified in your notice of election, you may elect to receive that number of Option Shares equal to: (i) the number of Option Shares with respect to which the Option is being exercised, (ii) times the excess over the Option Price of the Fair Market Value of one share of Common Stock, (iii) divided by the


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Paul A. DeJuliis
December ___, 1998
Page -3-
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Fair Market Value of one share of Common Stock;

         (c) in the form of shares of Common Stock based on the Fair Market Value of the Stock on the date the Option is exercised; or

         (d) by any other method of payment permitted under the laws to which the Corporation is subject.

         (e) "Fair Market Value" at any date shall be deemed to be the average of the daily Closing Prices for the 20 consecutive Trading Days immediately preceding such date for a share of Common Stock. The "Closing Price" for each day shall be the last reported sales price regular way on that day or, in case no such reported sale takes place on such day, the reported closing bid price regular way, in either case as reported in the principal consolidated transaction reporting system for the principal United States national securities exchange or the National Association of Securities Dealers, Inc. Automated Quotation System ("NASDAQ") National Market or Small Cap Market on which the Common Stock is admitted to trading or listed, or if not so listed or admitted to trading, the last quoted bid price or, if not quoted, the average of the high bid and the low asked prices in the over-the-counter market as reported by NASDAQ or such other system then in use. If the Common Stock is not publicly held or so listed or traded, the "Closing Price" shall mean the fair market value per share as determined in good faith by the Board of Directors, whose determination shall be conclusive absent manifest abuse or error, and described in a resolution of the Board of Directors certified by the Secretary or an Assistant Secretary of the Corporation. A "Trading Day" shall be any day on which the principal national securities exchange (or NASDAQ) on which the Common Stock is admitted to trading or listed is open or, if the Common Stock is not so admitted to trading or so listed, any day except Saturday, Sunday, a legal holiday or any day on which banking institutions in the City of New York are obligated or authorized to close.;

Within thirty (30) days of such payment or other arrangement, the Corporation shall deliver to you duly endorsed and in proper form for transfer, certificates representing the Common Stock of the Corporation in respect of which the Option is being exercised.

        NON-TRANSFERABILITY: The Option granted hereunder shall be transferable. You must notify the Corporation of any such transactions no later than thirty
(30) days prior to the transfer.

        ADJUSTMENTS: The number of shares subject to the Option shall be proportionately adjusted for any change in the stock structure of the Corporation because of share dividends, recapitalization, reorganization, mergers, or other restructuring. There shall be substituted, for each share of Common Stock of the Corporation as such shares exist as of the Grant Date of the Option,


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Paul A. DeJuliis
December ___, 1998
Page -4-
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the number and kind of shares or other securities into which each such share is changed or for which it is exchanged.

         TAXES: You must pay all U.S. federal, state, local and foreign home country taxes resulting from the exercise of the Option.

        To accept this Award Letter Agreement, please sign and return the duplicate original immediately. Without your signature, this Agreement is not valid.

        IN WITNESS WHEREOF, the parties have caused this agreement to be executed as of the ____ day of December, 1998

                                             CONMAT TECHNOLOGIES, INC.


                                             By: _______________________________
                                                 Name:  Theodore F. Rutkowsky
                                                 Title:     President



                                             By: _______________________________
                                                 Paul A. DeJuliis